EXHIBIT 99.1

News Release

170 Mt. Airy Road

Basking Ridge, NJ 07920

Hooper Holmes
James Calver
Chief Executive Officer
(908) 766-5000

PRESS RELEASE

Investors: Jonathan Birt / Evan Smith
Media: Sean Leous
Financial Dynamics
212-850-5600

Hooper Holmes Announces Intention to Restate Certain Prior Period Financial Statements

BASKING RIDGE, N.J., February 23, 2006 — Hooper Holmes, Inc. (AMEX: HH) announced today that the Company intends to restate certain of its prior period consolidated financial statements. Specifically, the Company intends to restate its retained earnings balance as of December 31, 2002, its audited consolidated financial statements for the year ended December 31, 2004, its unaudited consolidated financial statements for each of the four quarterly periods in 2004 and the first three quarters of 2005. Accordingly, the Company’s consolidated financial statements for the above-referenced periods should no longer be relied upon. The restatements should not have any adverse effect on the Company’s business outlook for future fiscal periods, nor impact future cash flows from operations.

At this time, the Company believes that the restatements will have the following effect from that previously reported:

•	An increase in retained earnings of approximately $0.2 million as of December 31, 2002

•	For the year ended December 31, 2004, a reduction in net income of approximately $0.7 million or $.01 per diluted share

•	For the nine months ended September 30, 2005, no appreciable effect

The above amounts are preliminary, and are subject to completion of the Company’s analysis, as well as the continuing review and audit by the Company’s independent registered public accounting firm and the review by the audit committee of the Company’s board of directors.

The need to restate prior period financial statements is primarily the result of recognizing revenue in an improper period, specifically:

•	Medical Direct Group (MDG), the Company’s U.K. subsidiary, recorded revenue in advance of the proper recognition period under U.S. generally accepted accounting principles. Specifically, a subsidiary of MDG, Medico Legal, which is engaged in the business of gathering medical information used by U.K. solicitors in connection with lawsuits, recognized revenue for its services although payment for such services was contingent on the successful outcome of the lawsuits.

•	The recognition of revenue by Mid-America Agency Services (MAAS) for certain services prior to the time such services had been completed

•	The recognition of certain revenue in incorrect periods relating to the Company’s core business which we detected upon completion of a review of the accounts receivable sub-ledger

•	A previously disclosed adjustment to revenue related to the over-billing by MAAS for postage expenses, which resulted from a clerical error.

In addition, the restatement of the prior periods consolidated financial statements will reflect: (i) the correction of the Company’s accounting for lease expense related to its branch offices to reflect rent expense on a straight line basis rather than at the time of the lease payments (ii) the recording of compensation expense related to retention amounts that were previously recorded as a charge to goodwill related to certain acquisitions and (iii) the establishment of a liability for certain retiree obligations.

In light of the expected restatements, the Company believes that a material weakness existed in its internal control over financial reporting as of December 31, 2004 and 2005. Accordingly, Management’s Report on Internal Controls Over Financial Reporting as of December 31, 2004, should no longer be relied upon.

The Company expects to have the restated consolidated financial statements finalized prior to the time it reports its fourth quarter and full-year 2005 financial results, and will announce in due course, the date it will hold its earnings conference call. The restated consolidated financial statements for the aforementioned periods will be included in the Company’s annual report on Form 10-K for the year ended December 31, 2005.

In commenting on the intended restatement, James Calver, the Company’s recently appointed Chief Executive Officer, stated, “We are now engaged in a complete and thorough review of all aspects of our business, including ensuring that our financial controls comply fully with best industry practices. Today’s announcement demonstrates the enhanced level of financial rigor and process which we are putting in place. We are committed to taking every step necessary to correct these issues. The Company has a good base of products and clients and excellent long-term opportunities for growth. We look forward to providing further information for repositioning the Company including aligning our infrastructure and revenue base.”

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Hooper Holmes, Inc. provides outsourced risk assessment services, including underwriting and claims information to the life, health, automobile and workers’ compensation insurance industries. The Company provides these health information services through over 265 locations nationwide and in the United Kingdom.

Safe Harbor Statement

Statements in this news release that are not strictly historical may be deemed to be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to the many uncertainties that exist in the Company’s operations and environment. These uncertainties, which include industry conditions, market demand and pricing, competitive and cost factors, the reorganization of the Company, changes in the regulatory environments in which the Company operates and other factors, are incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of February 23, 2006, and the Company undertakes no duty to update this information unless required by law.